PURCHASE AGREEMENT

	AMT CAPITAL FUND, INC.

	AMT Capital Fund, Inc. (the "Fund"), an open-end management investment company, and Alan M. Trager ("Purchaser"), intending to be legally bound, hereby agree as follows:

	1. In order to provide the Fund on behalf of its U.S. Selected Growth Portfolio (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 2 shares of the Class A Common Stock (the "Class A Shares") of the Portfolio, par value $.001 per share, at a price of $10.00 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $20.00 in full payment for the Class A Shares of the Portfolio.

	2. In order to provide the Fund on behalf of its U.S. Selected Growth Portfolio (the "Portfolio") with its initial capital, the Fund hereby sells to Purchaser and Purchaser purchases 1.604 shares of the Class B Common Stock (the "Class B Shares") of the Portfolio, par value $.001 per share, at a price of $12.47 per share. The Fund hereby acknowledges receipt from Purchaser of funds in the amount of $20.00 in full payment for the Class B Shares of the Portfolio.

	3. Purchaser represents and warrants to the Fund that the shares are being acquired for investment and not with a view to distribution thereof.

	IN WITNESS WHEREOF, the parties have executed this agreement as of the 12th day of December, 1995.


						AMT CAPITAL FUND, INC.



						By:	_/s/ William E. Vastardis
							William E. Vastardis
							Secretary and Treasurer



						ALAN M. TRAGER


						/s/ Alan M. Trager .